Exhibit 107
Calculation of Filing Fee Table
Schedule 14A
(Form Type)
Chuy’s Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$659,510,175(1)(2)	0.00014760	$97,344(3)

Fees Previously Paid	—		—

Total Transaction Valuation	$659,510,175

Total Fees Due for Filing			$97,344

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$97,344

(1)	As of August 16, 2024, there were (A) 17,231,998 shares of common stock issued and outstanding and (B) 354,940 shares of common stock underlying outstanding restricted stock units.
(2)
Solely for purposes of calculating the filing fee, the underlying value of the transaction was calculated as the sum of (A) 17,231,998 shares of common stock multiplied by the per share merger consideration of $37.50 and (B)
354,940
shares of common stock underlying outstanding restricted stock units multiplied by the per share merger consideration of $37.50.

(3)
In accordance with Section 14(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule
0-11
of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated as described in note (2) above by 0.00014760.